UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 17, 2005 (February 15, 2005)

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street San Jose, California 95134 (Address of principal executive offices)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01        Entry into a Material Definitive Agreement.

On February 16, 2005, Sanmina-SCI Corporation (the “Company”) entered into a purchase agreement with certain initial purchasers relating to the private placement of $400 million aggregate principal amount of its 6 3/4% Senior Subordinated Notes due 2013.  The notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.  The issue price of the notes is 100%.  The transaction is expected to close on February 24, 2005.  The initial purchasers and their affiliates have performed investment banking, commercial banking and advisory services for the Company from time to time for which they have received customary fees and expenses.

Item 8.01               Other Events.

                        On February 15, 2005, Sanmina-SCI Corporation issued a press release announcing that it intends to offer approximately $300 million aggregate principal amount of its Senior Subordinated Notes due 2013.  A copy of the press release is attached as Exhibit 99.1.

On February 16, 2005, Sanmina-SCI Corporation issued a press release announcing the pricing of its offering of $400 million aggregate principal amount of 6¾% Senior Subordinated Notes due 2013.  A copy of the press release is attached as Exhibit 99.2.

Item 9.01

Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit	Description

99.1	February 15, 2005 Press Release issued by Sanmina-SCI Corporation.

99.2	February 16, 2005 Press Release issued by Sanmina-SCI Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: February 16, 2005	By:	/s/ David L. White
David L. White
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit	Description
99.1	Text of press release of Sanmina-SCI Corporation, dated February 15, 2005.
99.2	Text of press release of Sanmina-SCI Corporation, dated February 16, 2005.